                                                                    (EXHIBIT 12)

                          INTERNATIONAL PAPER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)
                                  (UNAUDITED)

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                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------------------------------
                       TITLE                            1993       1994       1995       1996       1997       1998
----------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
A)         Earnings before income taxes, minority
           interest, extraordinary item and
           accounting changes                         $   538.0  $   715.0  $ 2,028.0  $   802.0  $    16.0  $   392.0

B)         Less: Minority interest expense, net of
           taxes                                          (36.0)     (47.0)    (156.0)    (169.0)    (129.0)     (76.0)

C)         Add: Fixed charges excluding capitalized
           interest                                       365.3      412.3      605.9      672.4      686.6      724.8

D)         Add: Amortization of previously
           capitalized interest                            12.2       12.8       13.0       17.8       20.0       20.8

E)         Less: Equity in undistributed earnings of
           affiliates                                     (25.9)     (49.1)     (94.5)       6.2      (40.4)      23.7
                                                      ---------  ---------  ---------  ---------  ---------  ---------

F)         EARNINGS BEFORE INCOME TAXES, MINORITY
           INTEREST, EXTRAORDINARY ITEM, ACCOUNTING
           CHANGES AND FIXED CHARGES                  $   853.6  $ 1,044.0  $ 2,396.4  $ 1,329.4  $   553.2  $ 1,085.3
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------
FIXED CHARGES

G)         Interest and amortization of debt expense  $   334.5  $   371.0  $   542.3  $   582.8  $   593.0  $   588.0

H)         Interest factor attributable to rentals         30.8       41.3       53.0       66.0       70.0       67.7

I)         Preferred dividends of subsidiary                                     10.6       23.6       23.6       69.1

J)         Capitalized interest                            12.2       18.0       58.0       66.7       61.9       42.5
                                                      ---------  ---------  ---------  ---------  ---------  ---------

K)         TOTAL FIXED CHARGES                        $   377.5  $   430.3  $   663.9  $   739.1  $   748.5  $   767.3
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------

L)         RATIO OF EARNINGS TO FIXED CHARGES              2.26       2.43       3.61       1.80                  1.41
                                                      ---------  ---------  ---------  ---------             ---------
                                                      ---------  ---------  ---------  ---------             ---------

M)         DEFICIENCY IN EARNINGS NECESSARY TO COVER
           FIXED CHARGES                                                                          $   195.3
                                                                                                  ---------
                                                                                                  ---------
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